EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77K:
  Changes in Registrant's certifying accountant

EXHIBIT B:
  Attachment to item 77Q1:
  Exhibits
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EXHIBIT A:
Sub-Item 77K:  Changes in registrant's certifying accountants

PricewaterhouseCoopers LLP ("PwC"), the independent auditors To BlackRock Liquidity Funds, formerly BlackRock Provident Institutional Funds (the "Registrant"), has been hired as an internal audit supporting service provider by The PNC Financial Services Group, Inc. ("PNC"), an affiliate of the Registrant's investment adviser and certain other of its service providers.In order to provide certain contemplated services to PNC and its affiliates in the future, which would cause PwC to no longer be independent with respect to the Registrant, PwC informed the Registrant on November 19, 2003 that it would decline to stand for re-election as independent auditors to the Registrant after the completion of the Registrant's fiscal 2003 audit.

PwC's reports on the Registrant's financial statements for the fiscal years ended October 31, 2003 and October 31, 2002 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's fiscal years ended October 31, 2003 and October 31, 2002, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Registrant's financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

On November 19, 2003, the Registrant by action of its Board of Trustees upon the recommendation of its Audit Committee engaged Deloitte & Touche LLP as the independent auditors to audit the Registrant's financial statements for the fiscal year ending October 31, 2004. During the Registrant's fiscal years ended October 31, 2003 and October 31, 2002, neither the Registrant, its portfolios nor anyone on their behalf has consulted Deloitte & Touche LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested PwC to furnish it with a letter addressed to the Securities and Exchange Commission stating whether PwC agrees with the statements contained above. A copy of the letter from PwC, dated December 19, 2003, to the Securities and Exchange Commission is filed as an exhibit hereto.



EXHIBIT B:

December 19, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read the statements made by BlackRock Provident Institutional Funds (the "Registrant"), a copy of which is attached and which we understand will be filed with the Securities and Exchange Commission pursuant to Sub-Item 77K of the Registrant's Form N-SAR for the six-month period ended October 31, 2003. We agree with the statements concerning our Firm in such Form N-SAR.

Sincerely yours,

PricewaterhouseCoopers LLP
Philadelphia, PA